EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 30th day of December, 2016 (the “Effective Date”), is entered into by and between Document Security Systems, Inc. (the “Company”) and Jeffrey Ronaldi (the “Executive”).

1.       Term of Employment. The Company agrees to employ Executive, and Executive agrees to work for the Company, upon the terms set forth in this Agreement, for the period commencing on January 1, 2017 (the “Commencement Date”) and ending on December 31, 2017 (the “Term”). This Agreement shall terminate in accordance with the provisions of Section 4, below.

2.       Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position (including travel, as required) as the Company’s Board of Directors (the “Board”) shall from time to time assign to him. Executive shall report directly to the Board and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board, which authority shall be sufficient to perform his duties hereunder. Executive shall be a full time employee and shall devote his full business time and best efforts in the performance of the foregoing, provided (i) that he may accept board memberships or participate in charitable and similar organizations which are not in conflict with his primary obligations to the Company, further provided that such activities shall be approved by the Board, which approval shall not be unreasonably withheld; and (ii) he may perform related services as described in Section 6.6 below.

3.       Compensation, Benefits and Equity.

3.1       Salary. The Company shall pay Executive an annual base salary of $200,000 less applicable payroll withholdings, which shall be payable in accordance with the Company’s customary payroll practices (the “Base Salary”).

3.2       Cash Performance Bonus. The Executive may be paid a cash bonus of up to 50% of his Base Salary (the “Cash Bonus”) if the Company achieves certain established adjusted EBITDA targets in 2017. The full bonus of $100,000 will be payable to Executive if the Company achieves adjusted EBITDA of $1,000,000 or greater during 2017. Such Cash Bonus will be proportional for EBITDA amounts that fall below $1,000,000. As and for an example, if adjusted EBITDA for 2017 is $500,000, then Executive’s Cash Bonus would be a prorated $50,000. Any earned Cash Bonus will be calculated and payable once audited financial results are available for 2017.

3.3       IP Performance Bonus. During the Term of this Agreement, the Executive shall be eligible to receive a performance bonus (less applicable withholdings) as described below (the “IP Performance Bonus”). The IP Performance Bonus will consist of a percentage of either the Net Litigation Proceeds (as defined in Section 3.4(b)) received by the Company from any one of its Pending Patent Cases (as defined in Section 3.4(a)), the net licensing proceeds received by the Company other than from the Company’s internally developed intellectual property (“Net Licensing Proceeds”), or a percentage of the Net Sales Proceeds (as defined in Section 3.4(c)) received by the Company in connection with the sale of any of its patent assets. To receive an IP Performance Bonus, the Executive must be employed with the Company when either the Net Litigation Proceeds or Net Sales Proceeds are received by the Company and not be in breach of this Agreement. The Performance Bonus shall be payable within fifteen (15) days of receipt by the Company of either Net Litigation Proceeds or Net Sales Proceeds.

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The IP Performance Bonus payable to Executive will be calculated as follows:

●	15% of Net Litigation Proceeds, Net Licensing Proceeds or Net Sales Proceeds received by the Company.

3.4       Definitions.

(a) Pending Patent Case(s). “Pending Patent Case(s)” shall mean all patent infringement litigation and claims, counter-claims or cross-claims brought by the Company (including its subsidiaries) pending at the time of the Effective Date of this Agreement, or brought during the Term of this Agreement.

(b) Net Litigation Proceeds. “Net Litigation Proceeds” shall mean cash sums actually received or recovered by the Company (including its subsidiaries) from a defendant or other opposing party in litigation, for, on account of, or in connection with any of the Pending Patent Cases, less (1) fees and expenses of the Company’s legal counsel (including expert fees and counsel’s contingency fees) for the Patent Pending Cases that are actually paid by Company, (2) fees and expenses of the Company’s legal counsel incurred in connection with any related Inter Partes Review (IPR) proceeding, Covered Business Method (CBM) proceeding, or any other validity proceedings or petitions for such proceedings filed with the United States Patent and Trademark Office’s Patent Trial and Appeal Board (PTAB) or the federal courts, relating to any of the patents that are the subject of the Company’s Pending Patent Cases, and (3) any debt or other contractual payment obligation (whether fixed or contingent), or any proceed right or similar obligation, or any expense reimbursement obligation payable to any third party lender or funding entity (including any successor(s) or assign(s)) for the Company’s Pending Patent Cases that has a contractual priority superior to that of the Company’s with respect to litigation proceeds (including any settlement and judgment collection) received in connection with the Company’s Pending Patent Cases and that is actually paid in money by Company (but not in equity or stock). Pursuant to this definition, expenses in one of the three categories set forth herein from one of the Company’s Pending Patent Cases may never be used to offset or reduce litigation proceeds obtained in a separate Pending Patent Case.

(c) Net Sales Proceeds. “Net Sales Proceeds” shall mean cash sums actually received by the Company (including its subsidiaries) from a sale of any of its patent assets, less (1) the original purchase price of the patent assets being sold, (2) legal fees and expenses associated with the patent assets being sold that are actually paid by the Company in connection with any such sales transaction, and (3) if applicable, any fees and expenses set forth in Section 3.4(b)(1) through (3) that may have been accrued and payable by the Company prior to such sale.

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3.5 Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executive employees, including health care and option plans. Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion.

3.6 Expenses. The Company shall reimburse Executive for reasonable travel, entertainment, mileage, and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as amended from time to time. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year, and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive.

3.7 Equity Grant. The Company shall make an initial grant of the Company’s common stock to Executive within thirty (30) days of the Effective Date of this Agreement, in the amount of 25,000 shares, from the Company’s existing Employee, Director and Consultants Equity Incentive Plan (the “Plan”), which shall vest on the grant date. If the Company achieves adjusted EBITDA of $500,000 and a stock trading price of at least $1.00 per share by the close of the fourth quarter of 2017, then Company will make a second grant of common stock to the Executive, in the amount of 50,000 shares, from the Plan, to vest once the Company’s audited financial results for 2017 become available. Executive shall not be entitled to any remaining unvested shares in the event he voluntarily leaves his employment with Company prior to the end of the Term.

4. Termination of Agreement. This Agreement shall expire one (1) year from its Commencement Date without the necessity of a formal notice by either party, unless the Company and Executive elect to extend the Term of the Agreement, on the same or different terms, upon mutual written agreement of the parties.

5. Effect of Termination. In the event that Executive’s employment terminates as a result of the expiration of the Term pursuant to Section 4, or earlier as a result of Executive’s voluntary resignation, the Company shall have no further obligation under this Agreement other than to (x) pay to Executive the compensation earned prior to the last day of his actual employment by the Company; and (y) to reimburse Executive for expenses incurred prior to termination in accordance with Section 3.6. In the event that Company terminates Executive’s employment prior to expiration of the Term without cause, then Executive shall be entitled to any earned and unvested portion of his equity grant pursuant to Section 3.7, and to any remaining compensation he would have been entitled to receive had he remained until expiration of the Term hereof.

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6. Nondisclosure and Noncompetion.

6.1 Proprietary Information.

(a)       Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier data, or other materials or information relating to the Company’s business and activities and the manner in which the Company does business. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b)       Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

(c)       Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

(d)       Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or enforcement entity, or from making other disclosures that are protected under applicable whistleblower provisions of federal law and regulation.

6.2 Noncompetition and Nonsolicitation

(a) During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity that competes with the Company in the same geographical area where the Company does business at the time this covenant is in effect (or where the Company has made, as of the effective date of termination, active plans to do business), whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity. The restrictions set forth in this Section 6.2 shall be applicable only as to the following lines of business: printing, packaging, plastics, anti-counterfeiting technology, solutions and products, and brand protection.

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(b)       During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c)       During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the Serviced Clients of the Company or the Marketed Prospective Clients of the Company, as defined in Section 6.2(d).

(d)       As used above, a “Serviced Client” shall be considered any client, customers or accounts of the Company with whom Executive had business dealings or contacts on behalf of the Company in the course of Employee’s employment with the Company or about which Executive had access to Proprietary Information. As used above, the “Marketed Prospective Clients” shall be considered any prospective clients, customers or accounts of the Company with whom Executive had business dealings or contacts on behalf of the Company in the course of Executive’s employment with the Company or about which Executive had access to Proprietary Information.

6.3 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.4 The restrictions contained in this Section 6 are necessary for the protection of the business, trade secrets, proprietary and confidential information, and goodwill of the Company, especially in light of the unique services rendered on behalf of the Company by Executive in his position as Chief Executive Officer. These restrictions are entered in to in conjunction with the Company’s offer to Executive of continued employment and eligibility for the Performance Bonus. Executive has had the opportunity to consult with counsel regarding these restrictions, which are considered by Executive to be reasonable for such purpose and substantial new consideration. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief

6.5 Other Agreements. Executive represents that his performance of all the terms of this Agreement as an employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party. Executive represents that all information Executive provided to the Company regarding Executive’s education, work background, experience and lack of post-employment restrictions are all true and accurate and the Company is entitled to rely on such representations.

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6.6       Portfolio Management Exception. The Company acknowledges that Executive manages, and will continue to manage, several outside portfolios. Accordingly, the restrictions set forth in Section 6.2 above shall not apply with respect to any services Executive provides regarding any portfolio identified in the separate Confidential Memorandum of Understanding the Company and Executive shall enter into concurrently with this Agreement.

7.       Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if deposited in the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested, or (c) the date of receipt if sent by e-mail PDF or facsimile transmission to the e-mail address or facsimile number of record of Executive or the Company, or at such other place as may from time to time be designated by either party in writing.

8.       Entire Agreement. This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersede all prior agreements and understandings, including prior employment agreements, whether written or oral relating to the subject matter of this Agreement. Signatures affixed to this Agreement may be delivered in e-mail PDF form and any such signatures shall be deemed original signatures for purposes of the validity and enforceability of this Agreement.

9.       Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

10.       Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts-of-law principles. Any action or proceeding relating to this Agreement or Executive’s employment shall be venued exclusively in the state or federal courts located in Western New York.

11.       Assumption by Successors. Any successor of the Company shall succeed to all of the Company’s duties, obligations, rights and benefits hereunder. The obligations of Executive are personal and shall not be assigned by him.

12.       No Waiver. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.       Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14.       Survival. Upon the termination of the Term and any termination of this Agreement, the obligations of the parties under Sections 5 and 6 shall survive and continue in effect in accordance with their terms.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective on the date and year first above written.

/s/ Jeffrey Ronaldi
Jeffrey Ronaldi (Executive)

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Philip Jones
Name:	Philip Jones
Its:	Chief Financial Officer

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